EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Urban One, Inc.

Silver Spring, Maryland

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-257149, No. 333-257037, and No. 333-241635) and Form S-8 (No. 333-258874 and No. 333-232991) of Urban One, Inc. of our reports dated June 30, 2023, relating to the consolidated financial statements, and the effectiveness of Urban One, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

/s/ BDO USA, LLP
Potomac, Maryland
June 30, 2023